Exhibit 99.2
Xerox First-Quarter 2018
Prepared Earnings Announcement Remarks

Bill Osbourn, Chief Financial Officer
May 2, 2018

SLIDE 5 - Financial performance
Adjusted net income in the quarter grew slightly, and we had strong operating cash flow despite headwinds, which included a slower start on equipment revenue and lower equity income.
Before getting into the drivers of the quarter, we’ll review the lower equity income results. There were two primary factors that contributed to the decline of $108 million. The first factor was restructuring and other transaction related charges of $79 million mostly associated with the $450 million cost reduction program that Fujifilm announced at the end of January. We have excluded this amount from adjusted earnings similar to our treatment for Xerox’s restructuring. Thus, on an adjusted basis, equity income was $11 million, down $29 million. The primary driver of this decline was an approximately $28 million charge related to out-of-period adjustments resulting from the recently completed audits of Fuji Xerox’s financial statements for the fiscal years ended March 31, 2016 and March 31, 2017 as well as the review for the nine months ended December 31, 2017. These adjustments primarily relate to Fuji Xerox’s Asia Pacific subsidiaries and involve improper revenue recognition, including revenue associated with leasing transactions, additional provisions for bad debt allowances and other asset impairments.
Moving on to discuss the rest of our earnings. Starting with total revenue, actual currency revenue was down 0.8 percent while constant currency was down 4.6 percent. This result was consistent with last year’s full year revenue trend. Revenue is covered in more detail on the next slide but overall the trends in post sale, which makes up 80 percent of our revenues, are consistent with the prior year. Equipment revenue, which we anticipated would not be as strong as the fourth quarter given prior year compares, was softer than we expected following the very strong close to 2017.
Turning to profitability, adjusted operating margin of 10.4 percent declined 60 basis points year-over-year driven by lower equity income. Excluding equity income, operating margin of 9.9 percent was up 50 basis points year-over-year driven by overall cost reductions and favorable currency of $17 million, which more than offset the impact of revenue declines and a $9 million (or approximately 35 basis point), negative impact from accelerated depreciation associated with the decision to consolidate facilities in Rochester. We’ll also have a negative impact of approximately $14 million in the second quarter from this decision; however, going forward this will save us about $13 million annually. Within adjusted operating margin, gross margin expanded by 10 basis points as cost actions and favorable currency more than offset the impact of revenue declines. R&D as a percent of revenue was 40 basis points better, reflecting the sale in 2017 of our Grenoble research center and transfer of resources to third parties last year. SG&A as a percent of revenue was flat year-over-year.

Turning to the below the line items, Other Expenses, net of $5 million were $36 million better year-over-year driven by a gain of $16 million associated with the sale of a non-core business asset and lower interest expense of $5 million.
Adjusted tax rate of 28.3 percent was just above the full-year range of 24 to 27 percent and was higher year-over-year by 1.3 percentage points, an approximate negative 1 cent impact year-over-year to adjusted EPS. Note that the impact to our tax rate from the Tax Cuts and Jobs Act was mixed. Xerox benefits from the lower U.S. statutory rate of 21 percent; however, we became subject to several provisions of the Tax Act, one of which, the Base Erosion and Anti-Abuse Tax (or BEAT), had a negative impact to our tax rate of 3 percent due, in simplistic terms, to the globally integrated structure of our operations. We will continue to evaluate the impacts of the Tax Act based on available information, which could change as we complete our analysis and receive additional implementation guidance - we’ll provide updates as appropriate. Overall, adjusted EPS of 68 cents was up 1 cent from the first quarter of 2017 as operating profit growth of 5 percent, excluding equity income, and lower Other, net more than offset the lower equity income and higher tax rate.
On a GAAP basis, we had 8 cents of earnings per share, which was down 8 cents in the quarter driven by 10 cents of transaction costs. The difference between GAAP and adjusted EPS also includes our normal adjustments around restructuring and related costs (including those for Fuji Xerox), non-service retirement-related costs and amortization of intangible assets and unique to this quarter were $36 million in transaction costs.
SLIDE 6 - Revenue Performance
Revenue was mixed in the quarter. Overall, total revenue was down 4.6 percent at constant currency, in-line with prior year as mentioned before. Post sale came in slightly less than expected driven by the continuing dynamic of lower page volumes reflecting, in part, equipment sales declines in prior quarters (remember there is a lag between installs of new products and the flow through to post sale). Equipment sale revenue (ESR) in the quarter was down 6.4 percent at constant currency reflecting a somewhat more challenging compare this quarter, as well as a pause following the strong fourth quarter. That said, we expected better first-quarter ESR results.
Turning to the geographic sales channels, North America revenues were down 2.8 percent with growth in Global Imaging Systems (reflecting SMB business) offsetting higher declines in other channels. International declined 5.5 percent at constant currency with the continued pattern of higher declines in Europe being partially offset by better performance in developing markets. Our highest area of decline was in Other, which was down $23 million, or 18 percent, driven by continued declines in our OEM business, which overall represented almost a third of our equipment revenue decline.
Looking at equipment performance in the product segments…
Although Entry units were up, entry equipment revenue was down 5.4 percent at actual currency, or 10.9 percent at constant, reflecting four main factors.

•	First, a mix down in products from higher sales in developing markets which tend to mix lower;

•	Second, price declines in line with the historical average of 5 percent;

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Third, the follow-on impact of the higher sales in the fourth quarter associated with the ramping up of new products related to the last four of the Entry Connectkey products (as well as new dealer partners coming on board); and

•	Fourth, somewhat more challenging compare in Q1 as last year there was the initial benefits in Entry of the first four Connectkey products launch.
Mid-Range performed the best in the quarter, up 0.6 percent at actual currency or down 2.5 percent at constant currency. We had some of the same dynamics in Mid-Range as in Entry, but overall, better momentum, especially on the color side.
We continue to see good reception of our new ConnectKey portfolio and expect stronger equipment revenue performance for Entry and Mid-Range in the second quarter, which factors in easier compares.
Lastly, High-End was down 5.2 percent or 9.4 percent at constant currency. There was good growth in Entry Production color driven by the Xerox Versant product family, however that was more than offset by lower sales in the higher value categories. Looking forward in High-End, there will be a new product in the lower end of the production color space that will come out at the end of quarter 2 and should drive some positive momentum into the back half of the year. So stay tuned for that forthcoming announcement.
Growth in Managed Document Services continued, driven by growth in SMB. And, overall MDS is what drove the 1 percent growth in our strategic growth areas. Strategic growth areas are comprised of the managed print services component of MDS, A4 multi-function devices and production color, and in total made up 42 percent of revenue in the quarter, a two point improvement year-over-year.
SLIDE 7 - Profit Performance Metrics
Operating margin in the first quarter is seasonally the lowest of the year, and this quarter was impacted by the lower equity income highlighted earlier. Operating margin excluding equity income was 9.9 percent and was up 50 basis points year-over-year. There were a number of puts and takes behind this performance including about 70 basis points (~$17 million) of transaction currency benefit as well as continued cost savings that more than offset the negative impact of revenue declines as well as the approxately 35 negative basis points impact from the accelerated depreciation mentioned earlier.
We continue to target gross savings from our strategic transformation program of $475 million and positive impacts from transaction currency, which we expect will be over $50 million for the year. We have detailed plans to deliver our Strategic Transformation savings. For the year, we expect gross savings to be split as follows: 35 percent coming from production and delivery, 30 percent coming in G&A, 20 percent from sales and contracting and the remaining 15 percent from supply chain and procurement.
Turning to the EPS dynamics in the quarter. We have grown earnings year over year the past three quarters and while the one cent improvement this quarter was quite modest, it was despite a number of headwinds. Operationally, there was 9 percent growth or 5.5 cent earnings expansion coming from operating profit excluding equity income and the accelerated depreciation associated with the real estate lease termination. The below the line good news in Other, net basically offset the negative 11 cents from lower equity income.

SLIDE 8 - Cash Flow
Operating cash flow was a source of $216 million in the quarter representing a good start to the year. Free cash flow in the quarter was $198 million which is higher year-over-year by $38 million. To provide an accurate year over year compare we have included in the prior year’s free cash flow the collection of deferred proceeds from sales of receivables and beneficial interest from sales of finance receivables as those were reclassified to investing cash flow to comply with the new accounting standard ASU 2016-15, classification of certain cash receipts and cash payments. Note that we don’t have those collection streams in 2018 given our decision last fall to eliminate most accounts receivables programs so this new standard has no impact on our 2018 operating cash flow.
The year-over-year drivers behind the $38 million improvement to free cash flow included:

•	An increase in pre-tax profit driven by margin improvements;

•	An Improvement in working capital reflecting a greater source from accounts receivable given timing of collections that offset increases in inventory;

•	A greater source from Finance Receivables reflecting lower equipment sales; and

•	Lower CAPEX related to timing of capital expenditures.
These positives were partially offset by lower settlements from foreign currency derivative contracts and higher pension contributions.
Cash used in financing was $117 million which was a $1.1 billion decrease in the use of cash. We had a significant debt reduction at the beginning of last year to better optimize our capital structure following the spin-out of Conduent. Financing cash flows also included $67 million in dividends (common and preferred).
SLIDE 9 - Capital Structure
The first quarter ended with $5.5 billion of debt and $1.4 billion of cash on the balance sheet. Within that, debt remained largely consistent with the fourth quarter, with $3.6 billion of financing debt and $1.9 billion of core debt. As a reminder, we calculate the financing debt by applying a 7:1 leverage to our financing assets (finance receivables and equipment on operating leases).
Another important element of our capital structure is our pension assets and liabilities. We did considerable work in 2017 to improve our pension position by contributing $836 million to our worldwide pension plans. As a result, our December 31, 2017 net unfunded position was $1.4 billion (which compared to $2.2 billion as of December 31, 2016).
We are not providing 2018 guidance due to the pending Director Appointment, Nomination and Settlement Agreement with Carl Icahn and Darwin Deason, among others. At the appropriate time we’ll provide additional updates on the company’s plans.
We appreciate your continued support of Xerox.
Forward-Looking Statements
Cautionary Statement Regarding Forward-Looking Statements

This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the outcome of our process to evaluate all strategic alternatives to maximize shareholder value, including terminating or restructuring Xerox's relationship with FUJIFILM Holdings Corporation ("Fujifilm") and the proposed transaction with Fujifilm; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.
Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm formed an independent investigation committee (the “IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We revised our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC.
In 2018, in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the net income of Fuji Xerox for the period from 2010 through 2017 previously revised for the items identified by the IIC noted above. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.